Exhibit 8.1

RiT Technologies Ltd. Subsidiaries

    (1)        RiT Technologies, Inc. is incorporated under the laws of the State of New Jersey.

    (2)        RiT Tech (1997) Ltd. is incorporated under the laws of the State of Israel.